Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS INQUIRIES:

DentaQuest:

Thomas O’Rourke

Thomas.orourke@greatdentalplans.com

617-886-1411 | 978-992-1750

The Dental Care Plus Group:

Julie Lange

jlange@dentalcareplus.com

513-554-1100 ext. 1189

DentaQuest and DCP Holding Company
Enter into Definitive Merger Agreement

First acquisition as part of DentaQuest’s growth plan

Cincinnati, Ohio and Boston, Massachusetts, March 14, 2019 – DentaQuest, LLC, the principal company in the nation’s leading purpose-driven oral health care organization, and DCP Holding Company, the parent company of The Dental Care Plus Group (DCPG), a leading provider of dental insurance in the Midwest, announced today that they have entered into a definitive merger agreement, under which DentaQuest will acquire the DCPG companies as wholly-owned subsidiaries.

DentaQuest previously announced its plan to grow through strategic acquisitions and investments to help drive transformative change in the oral health industry. This agreement with DCPG is an important first step toward achieving that growth. The acquisition will bring the scope of DCPG’s dental benefits, which covers 380,000 members and a network of 246,000 provider locations, under the DentaQuest organization.

DCPG’s strong network, focus on customer service and proven success in the commercial group will be an ideal fit within DentaQuest’s organization as it works to achieve their overall strategy. With DentaQuest as a partner, DCPG will gain expert leaders and greater access to new, industry-leading technologies that can drive transformative change in oral health.

“This agreement with DCPG is an important building block for DentaQuest’s vision to truly transform the oral health system,” said Steve Pollock, president and CEO of DentaQuest. “Our Preventistry model takes a holistic approach to improve access and affordability to quality oral health, and we are excited to take this step with DCPG and enhance our capabilities in the Midwest.”

In addition to improving access and affordability, DentaQuest delivers on its mission to revolutionize oral health by redefining prevention and care with a focus on addressing socioeconomic disparities, investing in innovation and strengthening communities. DCPG shares DentaQuest’s passion to drive change in the industry and will expand DentaQuest’s network to key markets where people need better care at a lower cost. The acquisition represents one way in which DentaQuest is strengthening its business today to lead the oral health industry of tomorrow.

“The agreement with DentaQuest represents an exciting opportunity for DCPG to maximize value for our shareholders, clients and employees,” said Robert Hodgkins, president and CEO of DCP Holding. “DentaQuest sees great opportunity in expanding our existing group dental model and in the differentiation that stems from our strong provider networks. We look forward to continuing our growth trajectory while delivering on our commitment of high-touch service to all of our stakeholders.”

Leadership from both organizations is committed to the success of the transaction, as it is an important step in transforming how oral health is provided in these key Midwest markets and beyond. DCPG will remain headquartered in Sharonville, Ohio.

In the merger, DentaQuest will pay cash consideration for the outstanding DCPG common shares equal to $41.5 million, minus transaction expenses. DCPG will also pay a special cash dividend to its shareholders currently estimated to total approximately $8.0 million. DCPG currently estimates that DCPG shareholders will receive $3,000 per share in cash upon closing of the transaction, which includes the special dividend.

The transaction, which is expected to close in the second or third quarter of 2019, is subject to customary closing conditions, including receipt of shareholder and regulatory approvals.

HealthScape Advisors LLC and DLA Piper LLP (US) served as financial and legal advisors, respectively, to DentaQuest. J.J.B. Hilliard W.L. Lyons, LLC, and Frost Brown Todd LLC served as financial and legal advisors, respectively, to DCP Holding.

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About The Dental Care Plus Group

DCPG is a leading provider of dental insurance to employers and individuals in the Midwest. Founded more than 30 years ago, DCPG has achieved success through plan flexibility, process simplicity and excellent customer care. DCPG’s dentist networks offer 246,000 provider locations nationwide to 380,000 members. For more information visit DentalCarePlus.com.

About DentaQuest

DentaQuest is a purpose-driven oral health care company based in Boston, Massachusetts that is dedicated to advancing oral health for all. We bring a uniquely holistic perspective to our work – as we manage dental and vision benefits for more than 27 million Americans and provide direct care to patients through our network of more than 85 oral health centers in five states.

DentaQuest provides flexible and customized dental solutions for Medicaid and CHIP, Medicare Advantage, small and large businesses and individuals throughout the U.S. Our clients range from state governments to leading health plans.

At DentaQuest, we believe that business performance and social impact go hand-in-hand, and we have provided more than $200 million in funding for research, grants, and programs to advance oral health in communities across the country.

Our mission is bold – our commitment is strong. By advancing oral health for everyone, we will achieve better health for all. Welcome to Preventistry. To learn more about DentaQuest and Preventistry, visit Preventistry.org, and follow us on social: Twitter @DentaQuest, Facebook www.facebook.com/DentaQuest, Instagram @Inside_DentaQuest, and LinkedIn www.linkedin.com/company/DentaQuest.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving DCP Holding Company (“DCP” or the “Company”). In connection with the proposed merger, DCP will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including its proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that DCP may file with the SEC or send to its shareholders in connection with the proposed merger. BEFORE MAKING ANY VOTING DECISION, DCP SHAREHOLDERS ARE URGED TO READ ALL REVEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You will be able to obtain a copy of the proxy statement (once filed), as well as other filings containing information about DCP, without charge, at the SEC’s website (http://www.sec.gov) or by accessing DCP’s website (https://www.dentalcareplus.com/) under the tab “About Us” and then under the heading “Shareholders”. Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Robert C. Hodgkins, Jr., President, Chief Executive Officer and Chief Financial Officer, DCP Holding Company, 100 Crowne Point Place, Sharonville, Ohio 45241, telephone 513-554-1100. DCP and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of DCP in connection with the Merger.

Participants in Solicitation

DCP Holding Company and its directors and executive officers and employees may be deemed to be participants in the solicitation of proxies from the holders of DCP’s common shares in respect of the proposed transaction. Information regarding the interests of the directors and executive officers of DCP will be more specifically set forth in the proxy statement and other relevant materials concerning the proposed transaction that will be filed with the SEC when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “intends,” “forecasts,” “can,” “could,” “may,” “anticipates,” “estimates,” “plans,” “projects,” “seeks,” “should,” “targets,” “will,” “would,” “outlook,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond the Company’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain the Company’s shareholders’ approval of the transaction; the failure to obtain certain required regulatory approvals to the completion of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; the effect of the announcement of the transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its brokers, clients, customers, providers, and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the ability to meet expectations regarding the timing and completion of the merger; and other risks and uncertainties described in the Company’s reports and filings with the SEC, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 30, 2018 and other periodic reports the Company files with the SEC, which are available at www.sec.gov. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so other than as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.